NATIONWIDE LIFE INSURANCE COMPANY
ONE NATIONWIDE PLAZA
COLUMBUS, OHIO 43215
[1-877-877-4217]

NATIONWIDE LIFE INSURANCE COMPANY ("Nationwide") is a stock life insurance company organized under the laws of the State of Ohio.  Nationwide will provide the benefits described in the Contract, including making annuity payments to the Annuitant beginning on the Annuitization Date.  The Contract is provided in return for the Purchase Payment made by the Contract Owner.

RIGHT TO EXAMINE AND CANCEL

THE CONTRACT OWNER HAS THE RIGHT TO EXAMINE AND CANCEL THE CONTRACT.  THE CONTRACT OWNER MAY RETURN THE CONTRACT WITHIN TEN DAYS (THIRTY DAYS IF ISSUED AS A REPLACEMENT) OF THE DATE IT IS RECEIVED BY THE CONTRACT OWNER TO THE HOME OFFICE OF NATIONWIDE OR THE AGENT THROUGH WHOM IT WAS PURCHASED.  WHEN NATIONWIDE RECEIVES THE CONTRACT, IT WILL CANCEL THE CONTRACT AND REFUND THE GREATER OF THE PURCHASE PAYMENT, INCLUDING ANY CONTRACT CHARGES DEDUCTED, OR THE CONTRACT VALUE IN FULL, PLUS ANY CONTRACT CHARGES DEDUCTED.

Please note:  Nationwide reserves the right to allocate the Purchase Payments received to a money market fund during the "Right to Examine and Cancel" period and will allocate the Contract Value to the underlying mutual fund options specified by the Contract Owner when the "Right to Examine and Cancel" period has expired.
THIS IS A LEGAL CONTRACT BETWEEN NATIONWIDE AND THE CONTRACT OWNER, PLEASE READ IT CAREFULLY.  IF THE CONTRACT IS NOT RETURNED DURING THE RIGHT TO EXAMINE AND CANCEL PERIOD, THE CONTRACT OWNER WILL BE BOUND BY THE TERMS OF THE CONTRACT.

Executed for Nationwide on the Date of Issue by:
                                                             Secretary                                                                President

READ YOUR CONTRACT CAREFULLY

Individual Single Purchase Payment Deferred Variable Annuity with Guaranteed Lifetime Withdrawal Feature, Non-Participating

For early withdrawal: Please consult a tax advisor about your individual circumstances.

ANNUITY PAYMENTS, DEATH BENEFITS, SURRENDER VALUES, AND OTHER VALUES PROVIDED BY THE CONTRACT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT.  THESE VALUES ARE VARIABLE AND MAY INCREASE OR DECREASE WITH THE FLUCTUATIONS OF THE NET INVESTMENT FACTOR AND ARE NOT GUARANTEED AS TO FIXED-DOLLAR AMOUNT, UNLESS OTHERWISE SPECIFIED.

NOTICE - Details of the variable provisions of this
Contract are on Pages 6, 8, and 15.

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TABLE OF CONTENTS

CONTRACT SPECIFICATIONS
PAGE Insert

DEFINITIONS 3

GENERAL PROVISIONS 5
Purpose of the Contract and Nationwide's Intent
Entire Contract
Non-Participating
Incontestability
Contract Settlement
Minimum Benefits
Evidence of Survival
Alteration or Modification
Conformity with Interstate Insurance Product Regulation Commission Standards
Assignment
Protection of Proceeds
Misstatement of Age or Sex
Reports
Number

CONTRACT EXPENSES 6
Variable Account Charges
Guaranteed Lifetime Withdrawal Fee
Contract Maintenance Charge
Deduction for Premium Taxes

PARTIES TO THE CONTRACT 7
Nationwide
Contract Owner
Annuitant
Contingent Annuitant
Beneficiary and Contingent Beneficiary
Changes of Parties Named in the Contract

VARIABLE ACCOUNT PROVISIONS 8
Variable Account
Accumulation Unit Value
Valuation of Underlying Mutual Fund Shares
Substitution of Underlying Mutual Fund Shares
Net Investment Factor
Transfers

OPERATION OF THE CONTRACT                                                                9
Purchase Payment
Surrenders
Suspension or Delay of Surrender

REQUIRED DISTRIBUTION
PROVISIONS 10
Guaranteed Lifetime Withdrawal Feature
Spousal Continuation Option
Guaranteed Lifetime Withdrawal Amount
Ratchet Opportunities
Early Withdrawals
Excess Withdrawals
Guaranteed Lifetime Withdrawals when the Contract Value Reaches Zero
Settlement Options

DEATH PROVISIONS 14
Death of Contract Owner/Annuitant
Death Benefit
Death Benefit Payment

ANNUITIZATION 15
Annuity Commencement Date
Annuitization Process
Calculation of Fixed Payment Annuity Payments
Calculation of Variable Payment Annuity
Payments
Frequency and Amount of Payments
Large Size Annuity Contracts

ANNUITY PAYMENT OPTIONS16
Selection of Annuity Payment Option
Single Life Annuity
Standard Joint and Survivor Annuity
Single Life with 10 or 20 Year Term Certain
Any Other Option
Confirmation of Annuity Payments

TABLES 19

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DEFINITIONS

Accumulation Unit - An accounting unit of measure used to calculate the Variable Account value prior to the Annuitization Date.

Annuitant - The person upon whose continuation of life any annuity payments involving life contingencies depends. Except in the case of non-natural Contract Owner, the Annuitant and Contract Owner must be the same person.

Annuitization - The period during which annuity payments are received by the Annuitant.

Annuitization Date - The date the annuity payments actually commence.

Annuity Commencement Date - The date on which annuity payments are scheduled to commence.

Annuity Payment Option - The chosen form of annuity payments.  Several options are available under the Contract.

Annuity Unit - An accounting unit of measure used to calculate the value of variable annuity payments.

Beneficial Contract Owner - a Beneficiary who inherits the Contract and continues to hold it as a Beneficiary (as opposed to treating the Contract as his/her own) for tax purposes.

Beneficiary(ies) - The person(s) or entity(ies), such as a trust, designated to receive certain benefits under the Contract upon the death of the Annuitant prior to the Annuitization Date.

Code - The Internal Revenue Code of 1986, as amended.

Contingent Annuitant - The Contingent Annuitant may be the recipient of certain rights or benefits under the Contract when the Annuitant dies before the Annuitization Date.  If named, the Contingent Annuitant must be the Contract Owner/Annuitant's spouse on the Date of Issue.

Contingent Beneficiary(ies) - The person(s) or entity(ies), such as a trust, designated to be the Beneficiary if the named Beneficiary is not living at the time of the death of the Annuitant.

Contract - The terms, conditions, benefits and rights of the annuity described in this document, as well as any documents describing elected options, endorsements, amendments, or attached application form.

Contract Anniversary - Commencing with the Date of Issue, each recurring 12 month anniversary during the life of the Contract.

Contract Owner - The person who possesses all rights under the Contract, including the right to designate and change parties named in the Contract, Annuity Payment Option, and the Annuity Commencement Date.

Contract Value - With respect to a Contract, the sum of the value of all Accumulation Units.

Contract Year - Each 12 month period the Contract remains in force commencing with the Date of Issue.

Date of Issue - The date the Purchase Payment is applied to the Contract.

Death Benefit - The benefit that is payable upon the death of the Annuitant, unless a Contingent Annuitant has been named.  If the Annuitant dies after the Annuitization Date, any benefit that may be payable will be as specified in the Annuity Payment Option elected.

Early Withdrawal – Any Surrender from the Contract taken before the Guaranteed Lifetime Withdrawal Start Date.

Excess Withdrawal - The portion of total Surrenders taken during a Contract Year that exceed the Guaranteed Lifetime Withdrawal Amount for that Contract Year.  Amounts Surrendered in excess of the Guaranteed Lifetime Withdrawal Amount pursuant to the Required Minimum Distribution Privilege section are not included for purposes of determining the amount of any Excess Withdrawal.

Fixed Payment Annuity - An annuity providing for payments that are guaranteed by Nationwide as to dollar amount during Annuitization.

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Guaranteed Lifetime Withdrawal Amount - The maximum amount that can be Surrendered from the Contract during a Contract Year without reducing the Guaranteed Lifetime Withdrawal Base.  This value is calculated by multiplying the Guaranteed Lifetime Withdrawal Percentage by the Guaranteed Lifetime Withdrawal Base.  This amount is non-cumulative, meaning that it cannot be carried over from one Contract Year to the next.

Guaranteed Lifetime Withdrawal Base - The value calculated under the Guaranteed Lifetime Withdrawal Feature provision that is multiplied by the Guaranteed Lifetime Withdrawal Percentage to determine the Guaranteed Lifetime Withdrawal Amount.  The Initial Guaranteed Lifetime Withdrawal Base is shown on the Contract Specifications Page.

Guaranteed Lifetime Withdrawal Percentage - The percentage multiplied by the Guaranteed Lifetime Withdrawal Base to determine the Guaranteed Lifetime Withdrawal Amount.  The Guaranteed Lifetime Withdrawal Percentage is shown on the Contract Specifications Page.

Guaranteed Lifetime Withdrawal Start Date - The earliest date the Contract Owner can begin taking the Guaranteed Lifetime Withdrawal Amount.  This date is specified on the Contract Specifications Page.

Home Office - Nationwide's main office located in Columbus, Ohio.

Nationwide - Nationwide Life Insurance Company.

Purchase Payment - A deposit of money into the Contract by the Contract Owner.  The term Purchase Payment does not include transfers among the Sub-Accounts.  The Purchase Payment is shown on the Contract Specifications Page.

Ratchet Amount - The amount added to the Guaranteed Lifetime Withdrawal Base if the Contract Value exceeds the Guaranteed Lifetime Withdrawal Base on a Contract Anniversary.  The Ratchet Amount, if any, is equal to the then current Contract Value minus the Guaranteed Lifetime Withdrawal Base prior to application of the Ratchet Amount.

State of Issue – The jurisdiction where this Contract has been issued for delivery.  For purposes of this Contract, the term includes the District of Columbia, Puerto Rico and any state, territory, or possession of the United States of America.
Sub-Accounts - Divisions of the Variable Accounts where Accumulation Units and Annuity Units are maintained separately.  Each Sub-Account corresponds to a different underlying mutual fund.

Surrender - A withdrawal of part or all of the Contract Value from the Contract.

Surrender Value - The value of amounts Surrendered from the Contract.  This is the Contract Value minus any applicable charges described in the Contract and any applicable premium taxes.

Underlying Mutual Funds - The registered management investment companies in which the assets of the Sub-Accounts of the Variable Account will be invested.

Valuation Date - Each day the New York Stock Exchange and Nationwide's Home Office are open for business or any other day during which there is a sufficient degree of trading in the Sub-Accounts of the Variable Accounts that the current net asset value of its Accumulation Units might be materially affected.  Values of the Variable Accounts are determined as of the close of the New York Stock Exchange which generally closes at 4:00 pm Eastern Time, but may close earlier on certain days and as conditions warrant.

Valuation Period - The period of time commencing at the close of a Valuation Date and ending at the close of business for the next succeeding Valuation Date.

Variable Account - A separate investment account of Nationwide into which the Purchase Payment is allocated.

Variable Payment Annuity - An annuity providing payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Variable Account.

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GENERAL PROVISIONS

Purpose of the Contract and Nationwide's Intent

The purpose and intent of this Contract is to serve as a rollover vehicle for participants in employer sponsored retirement plans that offer in-plan guaranteed withdrawal features provided by Nationwide.  This Contract permits the roll-over of accrued guaranteed withdrawal benefits including the Initial Guaranteed Lifetime Withdrawal Base and Guaranteed Lifetime Withdrawal Percentage, as well as any elected spousal continuation benefit.

Entire Contract

The Contract and a copy of any attached application, including any attached supplemental applications, together with any amendments, endorsements, or options, make up the entire agreement between Nationwide and the Contract Owner.

All statements made by the applicant for the issuance of the Contract shall, in the absence of fraud, be deemed representations and not warranties.

Non-Participating

The Contract is non-participating.  It will not share in the surplus of Nationwide.

Incontestability

Except for fraud in the procurement of the Contract, where permitted by law in the State of Issue, after this Contract has been in force during the lifetime of the Annuitant for two years from the Date of Issue, or effective date of any Contract change requiring underwriting, we will not contest it.  The Contract may only be contested on the basis of statements material to risks intended to be accepted by Nationwide contained in any attached application.

Contract Settlement

Nationwide may require that the Contract be returned to the Home Office prior to making any payments.  All sums payable to or by Nationwide under this Contract are payable at the Home Office.

Minimum Benefits

Any paid-up annuity, cash Surrender Value or Death Benefit that may be available under the Contract will never be less than the minimum benefits required by Section 7B of the National Association of Insurance Commissioners Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended.

Evidence of Survival

Where any payments under this Contract depend on the recipient being alive on a given date, proof that such person is living may be required by Nationwide.  Such proof may be required prior to making the payments.

Alteration or Modification

All changes in or to the terms of the Contract must be made in writing and signed by the President or Secretary of Nationwide.  No other person can alter or change any of the terms or conditions of the Contract.

Provisions of the Contract may be modified or superseded as required by the terms of applicable law.  Where required, other changes to the Contract will be made only with mutual agreement of Nationwide and the Contract Owner.  As required, a copy of the amendment will be furnished to the Contract Owner.

Conformity with Interstate Insurance Product Regulation Commission Standards

This Contract was approved under the authority of the Interstate Insurance Product Regulation Commission and issued under the Commission standards.  Any provision of this Contract that on the provision’s effective date is in conflict with the Interstate Insurance Product Regulation Commission standards for this product type is hereby amended to conform to the Interstate Insurance Product Regulation Commission standards for this product type as of the provision’s effective date.

Assignment

This Contract is only available as an IRA or Roth IRA pursuant to Sections 408 or 408A of the Code.  It may not be sold, discounted, assigned, pledged or transferred for the performance of any obligation to any person other than the Contract Owner, or as otherwise allowed by applicable law.

Protection of Proceeds

Proceeds under this Contract are not assignable by any Beneficiary prior to the time such proceeds become payable. To the extent permitted by applicable law, proceeds are not subject to the claims of creditors or to legal process.

Misstatement of Age or Sex

If the age or sex of the Annuitant has been misstated, all payments and benefits under the Contract will be adjusted. Payments and benefits will be made, based on the correct age or sex.  Proof of age of an Annuitant may be required at any time, in a form satisfactory to Nationwide.  When age or sex has been misstated, the dollar amount of any overpayment will be deducted from the next payment or payments due under the Contract.  The dollar amount of any underpayment made by Nationwide as a result of an age or sex misstatement will be paid in full with the next payment due under the Contract.

Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at a rate of 5% per annum.

Reports

Prior to the Annuitization Date, a report showing the Contract Value will be provided to the Contract Owner at least once each year.  The information provided in the report will be as of a date no more than four months prior to the date of mailing.

The report will contain at least the following information:

(1)	the beginning and ending dates of the report period;

(2)	the Contract Value at the beginning and ending of the report period;

(3)	amounts credited to and deducted from the Contract Value during the report period, including Contract charges;

(4)
the Guaranteed Lifetime Withdrawal Base, Guaranteed Lifetime Withdrawal Percentage and the Guaranteed Lifetime Withdrawal Amount for the earliest possible Surrender of the Guaranteed Lifetime Withdrawal Amount; and

(5)	the Surrender Value at the end of the reporting period and any other information required by federal law or law in the State of Issue.

Additional reports are available upon request for no additional charge.

Number

Unless otherwise provided, all references in this Contract that are in the singular form will include the plural; all references in the plural form will include the singular.

CONTRACT EXPENSES

The charges described in this provision are shown on the Contract Specifications Page.  Each charge may include a margin for overall expenses, profit, and the required reserve associated with this Contract.

Variable Account Charges

Administrative Charge

The administrative charge compensates Nationwide for the administrative costs associated with providing Contract benefits to the Contract Owner.  The administrative charge is computed on a daily basis and is equal to an annualized rate of 0.20% of the daily net assets of the Variable Account.

Mortality and Expense Risk Charge

The mortality and expense risk charge compensates Nationwide for expenses to distribute, issue and maintain annuity Contracts, as well as compensating Nationwide for investment and longevity risk.

Nationwide deducts the mortality and expense risk charge from the Variable Account.  This amount is computed on a daily basis and is equal to an annualized rate of 0.50% of the daily net assets of the Variable Account.

Guaranteed Lifetime Withdrawal Fee

The Guaranteed Lifetime Withdrawal Fee is stated on the Contract Specifications Page.  It compensates Nationwide for investment and longevity risk.

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Nationwide deducts an annual charge as a percentage of the Guaranteed Lifetime Withdrawal Base.

The fee is assessed in arrears on each Contract Anniversary, prior to the application of any Ratchet Amount.  In the event of a full Surrender of the Contract, a prorated fee will be deducted. The fee is taken proportionally from each Sub-Account in which the Contract Owner is invested at the time the charge is taken.

If the optional Spousal Continuation Option is elected, Nationwide will apply the Reduction Percentage shown on the Contract Specifications Page in addition to assessing the Guaranteed Lifetime Withdrawal Fee.  The Reduction Percentage is already reflected in the Guaranteed Lifetime Withdrawal Percentage shown on the Contract Specifications Page.  The Reduction Percentage is a roll-over value if one is available; otherwise, the Reduction Percentage is determined by Nationwide on the Date of Issue based on the age the Contingent Annuitant has, or will have, attained on the Guaranteed Lifetime Withdrawal Start Date.

Contract Maintenance Charge

Nationwide deducts a $30 contract maintenance charge on each Contract Anniversary and at the time of a full Surrender of the Contract.  This charge compensates Nationwide for administrative expenses related to issuing and maintaining the Contract.  If the Contract Value is greater than or equal to $50,000 on a Contract Anniversary, then this charge is waived for that year and all subsequent years.  If the Contract is fully Surrendered and the Contract Value at the time of Surrender is greater than or equal to $50,000 the charge is also waived.

Deduction for Premium Taxes

Nationwide will charge against the Contract Value the amount of any premium taxes levied by a state or any other government entity upon the Purchase Payment received by Nationwide.  The method used to recoup premium taxes will be determined by Nationwide in compliance with applicable state law.  Nationwide currently deducts such charges from the Contract Value either (1) at the time the Contract is Surrendered, (2) at the Annuitization Date, or (3) at such earlier date as Nationwide may be subject to such taxes.  Premium taxes will also be deducted from Death Benefit proceeds.

PARTIES TO THE CONTRACT

Nationwide

Nationwide is a stock life insurance company organized under Ohio law.  In exchange for the Purchase Payment made, Nationwide issues the Contract to the Contract Owner, assumes certain risks and promises to make certain payments.

In issuing this Contract, Nationwide intends to offer only annuity and related benefits to single individuals and their Beneficiaries.  These benefits result in Nationwide assuming certain risks.  This Contract is not intended for use by institutional investors, people trying to cover risks involving multiple lives with a single contract, or by someone trying to cover a single life with multiple Nationwide contracts.

Nationwide's failure to detect, mitigate or eliminate altered risk does not act as a waiver of its rights and does not bar Nationwide from asserting its rights at a future date.

Contract Owner

The Contract Owner has all rights under the Contract before the Annuitization Date.  Beneficial Contract Owners are not permitted.

Annuitant

The Annuitant is the person who will receive annuity payments upon Annuitization.  The Annuitant must be age 90 or younger at the time of Contract issuance unless Nationwide approves a request for the Annuitant to be older.

The Contract Owner must be the Annuitant, except for Contracts under custodial ownership within an individual retirement account, and the entire interest of the Annuitant in the Contract is nonforfeitable.

Contingent Annuitant

Designation of a Contingent Annuitant is only permitted in conjunction with election of the Spousal Continuation Option.  The Contingent Annuitant must be the Contract Owner/Annuitant's spouse on the Date of Issue.  If the Annuitant dies before the Annuitization Date, the Contingent Annuitant becomes the Annuitant.  The Contingent Annuitant must be between the ages of 40 and 90 on the Guaranteed Lifetime Withdrawal Start Date unless Nationwide has approved a request for a Contingent

Annuitant of lesser or greater age.  All provisions of the Contract that are based on the death of the Annuitant prior to the Annuitization Date will be based on the death of the last survivor of the Annuitant and Contingent Annuitant.

Beneficiary and Contingent Beneficiary

If there is no surviving Contingent Annuitant, only permitted in conjunction with election of the Spousal Continuation Option, the Beneficiary is the person who will receive benefits under the Contract if the Annuitant dies prior to the Annuitization Date.

If more than one Beneficiary survives the Annuitant, and there is no surviving Contingent Annuitant, each will share equally unless otherwise specified in the Beneficiary designation.  If there is no surviving Contingent Annuitant and no Beneficiary survives the Annuitant, all rights and interest of such parties will vest in the Contingent Beneficiary, and if more than one Contingent Beneficiary survives, each will share equally unless otherwise specified in the Contingent Beneficiary designation.  If no Contingent Beneficiary survives the Annuitant or Contingent Annuitant, all rights and interest of the Contract will vest with the last surviving Contract Owner's estate.

Changes of Parties Named in the Contract

This Contract is only available for issue as an IRA or Roth IRA. The Contract Owner cannot assign the contract or transfer ownership (except to appoint or remove a custodial owner) or name someone other than him or herself as Annuitant.

VARIABLE ACCOUNT PROVISIONS

Variable Account

The value of the Variable Account is the sum of the value of all Accumulation Units under the Contract.

Nationwide has allocated a part of its assets for the Contract and other contracts to the Variable Account.  Such assets of the Variable Account remain the property of Nationwide.  However, they may not be charged with the liabilities from any other business in which Nationwide may take part.

The Variable Account is divided into Sub-Accounts that invest in shares of the Underlying Mutual Funds.  The Purchase Payment is allocated among one or more of these Sub-Accounts, as designated by the Contract Owner, and are subject to the terms and conditions of the Underlying Mutual Funds.

Accumulation Unit Value

The number of Accumulation Units for each Sub-Account of the Variable Account is found by dividing: (1) the net amount allocated to the Sub-Account; by (2) the Accumulation Unit value for the Sub-Account for the Valuation Period during which Nationwide received the Purchase Payment.

When the Underlying Mutual Fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Account was arbitrarily set at $10.  The value for any later Valuation Period is found as follows:

The Accumulation Unit value for each Sub-Account for the last prior Valuation Period is multiplied by the net investment factor for the Sub-Account for the next following Valuation Period.  The result is the Accumulation Unit value.  The value of an Accumulation Unit may increase or decrease from one Valuation Period to the next.  The number of Accumulation Units will not change as a result of investment experience.

Valuation of Underlying Mutual Fund Shares

Underlying Mutual Fund shares in the Variable Account will be valued at their net asset value.

Substitution of Underlying Mutual Fund Shares

If the shares of the Underlying Mutual Funds should no longer be available for investment by the Separate Account or if in the judgment of Nationwide's management, further investment in such Underlying Mutual Fund's shares should be inappropriate in view of the purposes of the Contract, Nationwide may substitute shares of another Underlying Mutual Fund for Underlying Mutual Fund shares already purchased, or to be purchased in the future, under the Contract.

In the event of such substitution or change, Nationwide may, by appropriate endorsement, make such changes to this and other contracts of this class as may be necessary to reflect such substitution or change.  Nothing contained herein shall prevent the separate account from purchasing other securities for

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other series or classes of contracts or from effecting a conversion between series or classes of contracts on the basis of requests made individually by owners of such contracts.

Net Investment Factor

The net investment factor is an index applied to measure the investment performance of a Sub-Account from one Valuation Period to the next.  The net investment factor may be greater or less than one; therefore, the value of an Accumulation Unit may increase or decrease.

The net investment factor for any Sub-Account for any Valuation Period is determined by: dividing (a) by (b) and subtracting (c) from the result, where:

(a)	is the net of:

1.	the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the current Valuation Period; plus

2.	the per share amount of any dividend or capital gains distributions made by the Underlying Mutual Fund held in the Sub-Account, if the "ex-dividend" date occurs during the current Valuation Period;

(b)	is the net result of the net asset value per share of the Underlying Mutual Fund held in the Sub-Account, determined at the end of the last prior Valuation Period;

(c)	is a factor representing the Variable Account annual expenses, plus any additional charges for any options which become a part of the Contract.

Certain funds credit dividends on a daily basis and pay such dividends once a month.  For such funds, the net investment factor on each Valuation Date reflects the daily dividend credited.

Transfers

Generally, transfers may be made among the Sub-Accounts 20 times per year.  Transfers in excess of 20 will only be accepted in writing via ordinary U.S. mail.  Nationwide reserves the right to reject or not recognize transfers whenever federal law requires.

All transfers involving the purchase or redemption of mutual fund shares by the Variable Account, however, may be subject to restrictions or requirements imposed by the Underlying Mutual Fund.  Such restrictions or requirements may include the assessment of short-term trading fees in connection with transfers from a Sub-Account that occur within a certain number of days following the date of allocation to the Sub-Account.  Such fees may vary by Sub-Account, but will only apply to those Sub-Accounts corresponding to Underlying Mutual Funds that explicitly require the assessment of such fees.

In addition, Nationwide reserves the right to refuse or limit any transfer requests, or take any other action it deems necessary with respect to transfers among certain Sub-Accounts in order to protect Contract Owners, Annuitants, and Beneficiaries from negative investment results that may arise due to short-term trading strategies, or other harmful investment practices, employed by certain Contract Owners or by third parties acting on behalf of certain Contract Owners.  Failure by Nationwide to take action in any one or more instances with respect to this section shall not be deemed or construed as a further or continuing waiver of this section.

Transfers among the Sub-Accounts of the Variable Account must be made prior to the Annuitization Date.

OPERATION OF THE CONTRACT

Purchase Payment

The Contract is provided in return for the single Purchase Payment.  The Purchase Payment is due on the Date of Issue.   No Purchase Payments are permitted after the initial Purchase Payment.  There is no minimum initial Purchase Payment; however, the Initial Guaranteed Lifetime Withdrawal Base must be at least $5,000.

The cumulative total of all Purchase Payments under this and any other annuity contract(s) issued by Nationwide having the same Contract Owner and/or Annuitant may not exceed $1,000,000 without the prior written consent of Nationwide.

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Surrenders

Surrenders, other than Surrenders of the Guaranteed Lifetime Withdrawal Amount and/or pursuant to the Required Minimum Distribution privilege, decrease the Guaranteed Lifetime Withdrawal Base.  See the "Early Withdrawal" and "Excess Withdrawal" subsections of the "Guaranteed Lifetime Withdrawal Amount" section of the Contract for details.

Prior to the earlier of the Annuitization Date or the death of the Annuitant, the Contract Owner may Surrender part or all of the Contract Value.  A Surrender request must be in writing or in a form otherwise acceptable to Nationwide.  Nationwide reserves the right to require that the signature(s) be guaranteed by a member firm of a major stock exchange or other depository institution qualified to give such a guaranty.

When written application and proof of interest are received, Nationwide will Surrender the number of Variable Account Accumulation Units and any amount from any other options under this Contract in proportion to the value in each option at the time of the Surrender request. Unless otherwise requested, the amount received by the Contract Owner will equal the dollar amount requested less any premium taxes that apply.

The amount that is Surrendered from each underlying Sub-Account will be in the same proportion that each Sub-Account bears to the total Variable Account.

The Surrender value will be paid to the Contract Owner within seven days of the date Nationwide receives, at its Home Office, the properly executed Surrender request from the Contract Owner.

Suspension or Delay of Surrender

Nationwide has the right to suspend or delay the date of any Surrender from the Variable Account for any period:

1.	When the New York Stock Exchange is closed;

2.	When trading on the New York Stock Exchange is restricted;

3.
When an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to fairly determine the value of the net assets of the Variable Account; or

4.	During any other period when the Securities and Exchange Commission, by order, so permits for the protection of security holders.

Rules and regulations of the Securities and Exchange Commission may govern as to whether certain conditions set forth above exist.  Payment of funds will be made within seven days of receipt of both proper written application and proof of interest satisfactory to Nationwide.

REQUIRED DISTRIBUTION PROVISIONS

Guaranteed Lifetime Withdrawal Feature

Beginning on the Guaranteed Lifetime Withdrawal Start Date, the Guaranteed Lifetime Withdrawal feature offers the option to take Surrenders of the annual Guaranteed Lifetime Withdrawal Amount from the Contract even if the Contract Value falls to zero due to poor market performance.  The Guaranteed Lifetime Withdrawal Amount is non-cumulative.  This means any part of the Guaranteed Lifetime Withdrawal Amount not taken during a given Contract Year cannot be added to the available Guaranteed Lifetime Withdrawal Amount in any later Contract Years.

After the Guaranteed Lifetime Withdrawal Start Date, the Contract Owner may, but is not required to, take Surrenders of the Guaranteed Lifetime Withdrawal Amount until the earlier of a full Surrender of the Contract, reduction of the Guaranteed Lifetime Withdrawal Base to zero, Annuitization, or the death of the Contract Owner/Annuitant, or if the Spousal Continuation Option is elected, until the death of the last survivor of the Annuitant and Contingent Annuitant.

Upon Annuitization of the Contract, the Guaranteed Lifetime Withdrawal Fee will no longer be assessed and all benefits associated with the Guaranteed Lifetime Withdrawal feature will terminate.  Upon the Contract Owner's death, the benefits associated with the Guaranteed Lifetime Withdrawal feature terminate, unless the Spousal Continuation Option is elected and there is a surviving spouse.

If the Spousal Continuation Option is elected, the surviving spouse can elect to receive the Guaranteed Lifetime Withdrawal Amount after the death of the Contract Owner/Annuitant.  See the Spousal Continuation Option section.

Although Surrenders up to the Guaranteed Lifetime Withdrawal Amount taken after the Guaranteed Lifetime Withdrawal Start Date do not reduce the Guaranteed Lifetime Withdrawal Base, they do reduce the Contract Value and the Death Benefit.

Spousal Continuation Option

The Contract Owner may elect, only at the time of application, to add the Spousal Continuation Option.

If this option is elected, the Reduction Percentage shown on the Contract Specifications Page will apply.  The Reduction Percentage is already reflected in the Guaranteed Lifetime Withdrawal Percentage.  The Reduction Percentage is a roll-over value if one is available; otherwise, the Reduction Percentage is determined by Nationwide on the Date of Issue based on the age the Contingent Annuitant has, or will have, attained on the Guaranteed Lifetime Withdrawal Start Date.

This benefit allows the Contract Owner's spouse to begin or continue, as applicable, to receive the Guaranteed Lifetime Withdrawal Amount after the Contract Owner/Annuitant dies.  This will affect the timing of the Death Benefit.  For additional information on how this affects the Death Benefit, please see the Death Benefit Payment section.

If the Spousal Continuation Option is elected, the following conditions must be satisfied:

(1)	both spouses must be between the ages of 40 and 90 on the Guaranteed Lifetime Withdrawal Start Date;

(2)	Surrenders of the Guaranteed Lifetime Withdrawal Amount can begin on or after the Guaranteed Lifetime Withdrawal Start Date;

(3)	the Contract Owner's spouse must be named as the Contingent Annuitant; and

(4)	the Contract Owner's spouse must be named as the only primary Beneficiary.

Termination of the Spousal Continuation Option

If the Contract Owner's marriage terminates prior to the Guaranteed Lifetime Withdrawal Start Date, Nationwide will remove the Spousal Continuation Option upon the Contract Owner's written request and evidence of the marriage termination that is satisfactory to Nationwide.  Upon removal, the Spousal Continuation Option Reduction Percentage will no longer apply.  Once the Spousal Continuation Option is removed from the Contract, the benefit may not be re-elected or added to cover a subsequent spouse.

If the marriage terminates after the Guaranteed Lifetime Withdrawal Start Date the Contract Owner may not remove the Spousal Continuation Option from the Contract.

Guaranteed Lifetime Withdrawal Amount

The Guaranteed Lifetime Withdrawal Amount is calculated on and after the Guaranteed Lifetime Withdrawal Start Date by multiplying the Guaranteed Lifetime Withdrawal Base by the Guaranteed Lifetime Withdrawal Percentage at the time of a Surrender and subtracting any Surrenders of the Guaranteed Lifetime Withdrawal Amount already taken during the Contract Year.

If the Guaranteed Lifetime Withdrawal Amount is scheduled to be $100 or less, Nationwide may require the interval of payment to be modified so the Lifetime Withdrawal Amount will equal more than $100.  In no case will scheduled lifetime withdrawals be modified to an interval greater than annual.

The Initial Guaranteed Lifetime Withdrawal Base and Guaranteed Lifetime Withdrawal Percentage are established by roll-over into the Contract on the Date of Issue.  These values are stated on the Contract Specifications Page.  The Guaranteed Lifetime Withdrawal Percentage will not change unless the Spousal Continuation Option is terminated resulting in removal of the Spousal Continuation Option Reduction Percentage.  The Initial Guaranteed Lifetime Withdrawal Base must be at least $5,000. The Guaranteed Lifetime Withdrawal Base is subject to change in the event of ratchet opportunities, Early Withdrawals, and/or Excess Withdrawals.

The Guaranteed Lifetime Withdrawal Basecannot be Surrendered as a lump sum and is not payable as a death benefit.

Withdrawal of the Guaranteed Lifetime Withdrawal Amount will not reduce the

Guaranteed Lifetime Withdrawal Base but will reduce the Contract Value and Death Benefit.  Early Withdrawals and Excess Withdrawals could reduce future benefits under this feature by more than the dollar amount of the Surrender.

Surrenders prior to age 59 1/2 may result in the immediate application of penalties, in addition to taxes, under Section 72 of the Code.

Ratchet Opportunities

Unless otherwise instructed, on each Contract Anniversary Nationwide will compare the Guaranteed Lifetime Withdrawal Base and the Contract Value.  If the Contract Value is greater, the Guaranteed Lifetime Withdrawal Base will be increased by the applicable Ratchet Amount.

The Contract Owner, Annuitant in the case of a non-natural Contract Owner, may elect in writing to discontinue the ratchet feature.  You may subsequently elect in writing to resume the ratchet feature.

Early Withdrawals

Early Withdrawals reduce the Guaranteed Lifetime Withdrawal Base by an amount equal to the greater of:

(1)	the dollar amount of the Early Withdrawal; or

(2)	the ratio of the dollar amount of the Early Withdrawal to the Contract Value, multiplied by the Guaranteed Lifetime Withdrawal Base.

When the Contract Value exceeds the current Guaranteed Lifetime Withdrawal Base, Early Withdrawals will typically result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  When the Contract Value is less than the current Guaranteed Lifetime Withdrawal Base, Early Withdrawals will typically result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.

Excess Withdrawals

After the Guaranteed Lifetime Withdrawal Start Date, the Contract Owner may Surrender more than the Guaranteed Lifetime Withdrawal Amount, provided that the Contract Value is greater than zero.  However, Excess Withdrawals will reduce the Guaranteed Lifetime Withdrawal Base, and consequently, the Guaranteed Lifetime Withdrawal Amount calculated for subsequent Contract Years. Excess Withdrawals, will reduce the Guaranteed Lifetime Withdrawal Base by an amount equal to the greater of:

(1)	the dollar amount of the Surrender above the Guaranteed Lifetime Withdrawal Amount; or

(2)
the ratio of the dollar amount of the Surrender above the Guaranteed Lifetime Withdrawal Amount to the Contract Value (which has been reduced by the amount of the Surrender attributable to the Guaranteed Lifetime Withdrawal Amount), multiplied by the Guaranteed Lifetime Withdrawal Base.

When the Contract Value exceeds the current Guaranteed Lifetime Withdrawal Base, Excess Withdrawals will typically result in a dollar amount reduction to the Guaranteed Lifetime Withdrawal Base.  When the Contract Value is less than the current Guaranteed Lifetime Withdrawal Base, Excess Withdrawals will typically result in a proportional reduction to the Guaranteed Lifetime Withdrawal Base.

Required Minimum Distribution Privilege

Nationwide provides a Required Minimum Distribution privilege (RMD privilege).  The RMD privilege allows the Contract Owner to Surrender Contract Value in excess of the Guaranteed Lifetime Withdrawal Amount without reducing the Guaranteed Lifetime Withdrawal Base to the extent such Excess Withdrawal is for the sole purpose of meeting the Minimum Distribution requirements for this Contract.

In order to qualify for the RMD privilege, the Contract Owner must participate in Nationwide's required Minimum Distribution program.  Nationwide reserves the right to modify or eliminate the RMD privilege if there is any change to the Code or Internal Revenue Service rules relating to required Minimum Distributions, including the issuance of relevant Internal Revenue Service guidance.

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

Guaranteed Lifetime Withdrawals when the Contract Value Reaches Zero

Once the Contract Value falls to zero, the Contract Owner is no longer permitted to take Surrenders above the Guaranteed Lifetime Withdrawal Amount. If the Contract Value totals zero but the Guaranteed Lifetime Withdrawal Base is greater than zero Nationwide will notify the Contract Owner of the following three options:

1)
continue to take withdrawals equal to the Guaranteed Lifetime Withdrawal Amount until the Contract Owner's death; if the Spousal Continuation Option is elected, withdrawals will continue until either the later of the Contract Owner's or the spouse's death;

2)	elect the age-based lump sum settlement option described below; or

3)	elect the underwritten lump sum settlement option as described below.

The Contract Owner will have 60 days from the date of Nationwide's notification letter to make an election.  Once an election is made, the election is irrevocable.  If an election is not made within 60 days, Nationwide will assume that the Contract Owner has elected to continue to take Guaranteed Lifetime Withdrawals.

Settlement Options

Age-Based Lump Sum Settlement Option

The Contract Owner can elect to take an Age-Based lump sum settlement equal to the current Guaranteed Lifetime Withdrawal Amount multiplied by the annual benefit multiplier listed below:

Contract Owner's Age	Annual Benefit Multiplier
Up to Age 70	5.5
71-75	4.5
76-80	3.5
81-85	2.5
86-90	2.0
91-95	1.5
96+	1.0

If the Spousal Continuation Option is elected and both spouses are alive on the date this option is elected Nationwide will use the age of the younger Contract Owner minus three years to determine the Annual Benefit Multiplier.

Underwritten Lump Sum Settlement Option

The Contract Owner may choose an underwritten lump sum settlement option after the Contract Value falls to zero and the Guaranteed Lifetime Withdrawal Base is greater than zero.  The Underwritten Lump Sum Settlement amount shall be based upon the attained age, sex, and health information provided to us on a Nationwide form attested to by a certified physician of the Contract Owner's choice. The underwritten lump sum settlement option will generally pay a larger amount than the age-based lump sum settlement option when the Contract Owner is healthier than the normal population. Regardless of age or health, the Underwritten Lump Sum Settlement amount will never be less than the age-based lump sum settlement option amounts shown in the chart above.

DEATH PROVISIONS

Death of Contract Owner/Annuitant

If the Contract Owner/Annuitant dies prior to the Annuitization Date and there is a surviving Contingent Annuitant, the Contingent Annuitant becomes the Contract Owner/Annuitant.  If there is no surviving Contingent Annuitant, the Death Benefit will be payable to the Beneficiary, Contingent Beneficiary, or the last surviving Contract Owner's estate, as specified in the Beneficiary section and distributed in accordance with the Required Distribution Provisions.

Death Benefit

The Death Benefit is equal to the Contract Value at the time of payment.

Death Benefit Payment

The value of the Death Benefit will be determined as of the Valuation Date coincident with, or next following the date Nationwide receives in writing at the Home Office the following three items: (1) proper proof of the last surviving Annuitant's death; (2) an election specifying distribution method; and (3) any applicable state required form(s).

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

Proof of death is either:

(1)	a copy of a certified death certificate;

(2)	a copy of a certified decree of a court of competent jurisdiction as to the finding of death;

(3)	a written statement by a medical doctor who attended the deceased; or

(4)	any other proof satisfactory to Nationwide.

The Beneficiary must elect a method of distribution that complies with the Minimum Required Distribution Privilege provision of this Contract.  The Beneficiary may elect to receive such Death Benefit in the form of: (1) a lump sum distribution; (2) an annuity payout; or (3) any distribution that is permitted under state and federal regulations and is acceptable by Nationwide.

If the Contract has multiple Beneficiaries entitled to receive a portion of the Death Benefit, the Contract Value will continue to be allocated according to the most recent allocation instructions until all Death Benefits are paid.  Amounts not paid will stay in most recent allocations until the Beneficiary instructs otherwise.

Payment of the Death Benefit will be made or will commence within 30 days after receipt of proof of death and notification of the election.

If the Contract Owner selected the Spousal Continuation Option, the Death Benefit will not be paid until the death of the last surviving Annuitant.  This means that if the Contract Owner selected the Spousal Continuation Option, upon the Contract Owner/Annuitant's death, the Contract Owner/Annuitant's spouse will be able to take Guaranteed Lifetime Withdrawals until his/her death, Surrender of the Contract or Annuitization.

ANNUITIZATION

The other sections within the Contract primarily deal with provisions involving the accumulation of amounts in the various contract investment options, certain contractual benefits and rights that occur prior to receiving any annuity payments.

This "Annuitization" section primarily describes the right to receive certain payments upon Annuitization, including guarantees with respect to certain life contingent payment options.
Annuity Commencement Date

The Annuity Commencement Date is selected by the Contract Owner.  The date must be at least two years after the Date of Issue.  If an Annuity Commencement Date is not selected, it will be the date the Annuitant reaches age 70 1/2.

The Contract Owner may change the Annuity Commencement Date if the following requirements are met:

(1)	the requested change is before the Annuitization Date;

(2)	the change is made in writing and approved by Nationwide; and

(3)	the new Annuity Commencement Date is not later than the first day of the first calendar month after the Annuitant's 90th birthday unless Nationwide agrees to a later date in writing.

A change will become effective as of the date requested, but will not apply to any action taken by Nationwide before it is recorded at Nationwide's Home Office in Columbus, Ohio.

Annuitization Process

Annuitization is irrevocable once payments have begun.  The Contract Owner must provide Nationwide the following items in writing to annuitize the Contract:

(1)	election of an Annuity Payment Option; and

(2)	election to receive a fixed payment annuity, variable payment annuity, or any other combination that may be available on the Annuitization Date.

Actual purchase rates used to determine annuity payments will be those in effect on the Annuitization Date.  Annuity benefits at the time of their commencement will not be less than those that would be provided by the application of the Surrender Value to purchase a single premium immediate annuity contract at purchase rates offered by Nationwide at the time to the same class of annuitants.

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

Notwithstanding any guaranteed annuity purchase rates stated in the Contract, the annuity purchase rates available on the Annuity Commencement Date will not provide less income than the Guaranteed Lifetime Withdrawal Amount in effect at the time of Annuitization.

Calculation of Fixed Annuity Payments

The first payment of a fixed payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium tax, to the fixed annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than 1.5% minimum interest and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*

2012 - 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
2044 and thereafter	Age last birthday minus 10 years, minus one additional year for payments beginning in each succeeding ten year period.

*Adjusted age is equal to the Annuitant's actual age in years on the Annuitant's last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Calculation of Variable Annuity Payments

Please note that each variable annuity payment will fluctuate and may increase or decrease based on investment experience of the Sub-Accounts.

A variable payment annuity is a series of payments that are not predetermined or guaranteed as to dollar amount and that vary in amount with the investment experience of the Sub-Accounts selected by the Contract Owner.  After the Annuitization Date, transfers among the available Sub-Accounts are permitted only once per calendar year.

The first payment of a variable payment annuity is determined by applying the portion of the total Contract Value specified by the Contract Owner, less applicable premium taxes, to the variable annuity table in effect on the Annuitization Date for the Annuity Payment Option elected.

The purchase rates for any options guaranteed to be available will be determined on a basis not less favorable than a 3.5% assumed investment return and the applicable Annuity 2000 Mortality Table with Projection Scale G, assuming Annuitization in the year 2000, and the following age adjustments.

Annuitization Date	Adjusted Age*

2012- 2015	Age last birthday minus 5 years
2016 - 2022	Age last birthday minus 6 years
2023 - 2029	Age last birthday minus 7 years
2030 - 2036	Age last birthday minus 8 years
2037 - 2043	Age last birthday minus 9 years
2044 and thereafter	Age last birthday minus 10 years, minus one additional year for payments beginning in each succeeding ten year period.

*Adjusted age is equal to the Annuitant's actual age in years on the Annuitant's last birthday minus the number of years specified in the table for each range of Annuitization Dates.

The determination of the applicable Annuity 2000 Mortality Table and Projection Scale G will be based upon the type of Contract issued.

Variable annuity payments after the first payment will vary in amount and may decrease after the first payment.  The payment amount changes with the investment performance of the Sub-Accounts selected by the Contract Owner within the Variable Accounts.

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

An Annuity Unit is used to calculate the value of annuity payments.  When the underlying mutual fund shares were first established, the value of an Accumulation Unit for each Sub-Account of the Variable Accounts was arbitrarily set at $10.  The value for any later Valuation Period is found as follows:

(1)
the Annuity Unit value for each Sub-Account for the immediately preceding Valuation Period is multiplied by the net investment factor for the Sub-Account for the Valuation Period for which the Annuity Unit value is being calculated;

(2)	the result is multiplied by an interest factor because the assumed investment rate of 3.5% per year is built into the purchase rate basis for variable payment annuities.

Using the Annuity Unit value, the dollar amount of variable annuity payments is determined by:

(1)
the dollar amount of the first annuity payment is divided by the Annuity Unit value as of the Annuitization Date.  This result establishes the fixed number of Annuity Units for each monthly annuity payment after the first.  The number of Annuity Units remains fixed during the annuity payment period;

(2)	the fixed number of Annuity Units is multiplied by the Annuity Unit value for the Valuation Date for which the payment is due. This result establishes the dollar amount of the payment.

Nationwide guarantees that the dollar amount of each payment after the first will not be affected by variations in Nationwide's expenses or mortality experience.

Frequency and Amount of Payments

All annuity payments will be mailed within 10 business days of the scheduled payment date.  Payments will be made based on the Annuity Payment Option selected and frequency selected.  However, if the net amount to be applied to any Annuity Payment Option at the Annuitization Date is less than $2,000, Nationwide has the right to pay this amount in one lump sum instead of periodic annuity payments.

If any annuity payment would be or becomes less than $100, Nationwide may change the frequency of payments to an interval that results in payments of at least $100.  In no event will Nationwide make payments under an annuity option less frequently than annually.

Large Size Annuity Contracts

Any references in this Contract to Purchase Payment amounts in excess of $1,000,000 are assumed to have been approved by Nationwide as described in the "Purchase Payments" subsection of the "Operation of the Contract" section.

Notwithstanding any other provision in the Contract, the following will apply to all issued Contracts for which cumulative Purchase Payments received, and/or  the Contract Value annuitized, exceed $2,000,000 Nationwide may limit the available Annuity Payment Option to a fixed Single Life with a guaranteed period of payments through age 95 or 20 years (whichever is greater).

In addition, Nationwide may limit the amount of the Contract Value applied to an Annuity Payment Option to $5,000,000 per Contract and/or for all Nationwide issued annuity contracts with the same Annuitant.  For amounts in excess of $5,000,000, the Contract Owner must:

(1)	reduce the amount to be annuitized to $5,000,000 or less by taking a partial Surrender from the Contract;

(2)	reduce the amount to be annuitized to $5,000,000 or less by exchanging the portion of the Contract Value in excess of $5,000,000 to another annuity contract; or

(3)	annuitize the portion of the Contract Value in excess of $5,000,000 under an Annuity Payment Option with a term certain, if available.

ANNUITY PAYMENT OPTIONS

Selection of Annuity Payment Option

The Contract Owner may select an Annuity Payment Option prior to Annuitization.  The following applies to the selection of an Annuity Payment Option:

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

(1)	If no Annuity Payment Option is selected, Nationwide will automatically set it as a variable payment life annuity with a guaranteed period of 240 months.

(2)	Whether the Annuity Payment Option is selected by the Contract Owner or established automatically by Nationwide the Annuity Payment Option may not be changed.

(3)	Annuity Payment Options available may be limited based on age of the Annuitant (and any designated second person upon whose continuation of life any lifetime payments may depend).

(4)	Annuity Payment Options may also be limited based on requirements under the Code.

The Annuity Payment Options found in the Contract are guaranteed to be available by Nationwide subject to the restrictions set forth in the preceding paragraphs and the "Large Size Annuity Contracts" subsection of the "Annuitization" section.

Single Life Annuity

The amount to be paid under this option will be paid during the lifetime of the Annuitant.  Payments will cease with the last payment due prior to the death of the Annuitant. This option is not available for Annuitants who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted.  No Death Benefit will be paid.

Standard Joint and Survivor Annuity

The amount to be paid under this option will be paid during the joint lifetimes of the Annuitant and a designated second person.  Payments will continue as long as either is living.  Payments will cease with the last payment due prior to the death of the last survivor of the Annuitant and the designated second person. This option is not available for Annuitants or designated second persons who are 86 or older on the Annuitization Date.

No withdrawals other than the scheduled annuity payments are permitted.  No Death Benefit will be paid.

Single Life Annuity With 10 or 20 Year Term Certain

The amount to be paid under this option will be paid during the lifetime of the Annuitant.  A guaranteed term of 10 or 20 years may be selected.  If the Annuitant dies prior to the end of this guaranteed period, the recipient chosen by the Contract Owner will receive the remaining guaranteed payments.

No withdrawals other than the scheduled annuity payments are permitted.

Any Other Option

Payment options not set forth in the Contract are available only if they are approved by Nationwide.

Confirmation of Annuity Payments

Nationwide will issue within 30 days of the Annuitization Date a confirmation of the elected Annuity Payment Option.

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

GUARANTEED ANNUITY TABLES
FIXED MONTHLY BENEFITS PER $1000 APPLIED

JOINT AND SURVIVOR MONTHLY ANNUITY PAYMENTS

Adjusted Age of Female Annuitant*

		50	55	60	65	70	80
Adjusted Age of	50	2.54	2.66	2.77	2.85	2.92
Male Annuitant*	55	2.62	2.78	2.94	3.08	3.19
	60	2.68	2.89	3.11	3.32	3.50	3.75
	65		2.96	3.24	3.54	3.82	4.27
	70			3.34	3.72	4.13	4.88
	80				3.95	4.58	6.17

LIFE ANNUITY: MONTHLY ANNUITY PAYMENTS

Male Guaranteed Period				Female Guaranteed Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
50	3.03	3.01	2.95	50	2.79	2.78	2.75
51	3.10	3.08	3.01	51	2.85	2.84	2.81
52	3.17	3.14	3.07	52	2.91	2.90	2.86
53	3.24	3.22	3.13	53	2.97	2.96	2.91
54	3.32	3.29	3.19	54	3.04	3.02	2.97
55	3.40	3.37	3.25	55	3.11	3.09	3.03
56	3.49	3.45	3.32	56	3.18	3.16	3.09
57	3.58	3.54	3.39	57	3.26	3.24	3.16
58	3.68	3.63	3.46	58	3.34	3.32	3.23
59	3.78	3.73	3.53	59	3.43	3.40	3.30
60	3.89	3.83	3.60	60	3.52	3.49	3.37
61	4.01	3.94	3.68	61	3.62	3.58	3.44
62	4.14	4.05	3.75	62	3.72	3.68	3.52
63	4.27	4.17	3.83	63	3.84	3.79	3.60
64	4.41	4.30	3.90	64	3.96	3.90	3.68
65	4.57	4.43	3.98	65	4.08	4.02	3.76
66	4.73	4.57	4.05	66	4.22	4.14	3.84
67	4.91	4.71	4.12	67	4.37	4.27	3.93
68	5.09	4.86	4.19	68	4.52	4.41	4.01
69	5.29	5.02	4.26	69	4.69	4.56	4.09
70	5.50	5.18	4.33	70	4.87	4.71	4.17
71	5.73	5.35	4.39	71	5.07	4.88	4.24
72	5.97	5.53	4.44	72	5.28	5.05	4.32
73	6.23	5.71	4.50	73	5.52	5.23	4.39
74	6.51	5.89	4.55	74	5.76	5.42	4.45
75	6.81	6.08	4.59	75	6.03	5.62	4.51
76	7.13	6.27	4.63	76	6.33	5.83	4.56
77	7.47	6.46	4.66	77	6.64	6.04	4.61
78	7.83	6.65	4.70	78	6.99	6.25	4.65
79	8.23	6.84	4.72	79	7.36	6.47	4.69
80	8.65	7.03	4.74	80	7.77	6.69	4.72

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

LIFE ANNUITY:  MONTHLY ANNUITY PAYMENTS
(Continued)

Male Guaranteed Period				Female Guaranteed Period
ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS	ANNUITANT'S ADJUSTED AGE*	NONE	120 MONTHS	240 MONTHS
81	9.10	7.21	4.76	81	8.21	6.90	4.74
82	9.58	7.39	4.78	82	8.69	7.12	4.76
83	10.10	7.56	4.79	83	9.21	7.32	4.78
84	10.66	7.73	4.80	84	9.77	7.52	4.79
85	11.25	7.88	4.80	85	10.38	7.70	4.80
86		8.02	4.81	86		7.87	4.80
87		8.16	4.81	87		8.03	4.81
88		8.28	4.81	88		8.18	4.81
89		8.39	4.81	89		8.31	4.81
90		8.50	4.81	90		8.42	4.81

*Adjusted Age is defined in the Calculation of Fixed Annuity Payments section of the Contract.

ICC12-VACC-0100AO (Standard - Compact) (11/2012)

Individual Single Purchase Payment Deferred Variable Annuity with Guaranteed Lifetime Withdrawal Feature, Non-Participating